GMO TRUST

Item 77I (b)
Effective June 30, 2001, Class M Shares were added to GMO Trust. These Class M Shares pay a Rule 12b-1 distribution fee, shareholder service fee and administration fee. There are exclusive voting rights with respect to Rule 12b-1 distribution plan. No other obligation or rights that differ from Registrant's other share classes. Impose effective

Item 77I(1)(d)
Amended Rule 18f-1 plan and Rule 12b-1 plan on behalf of Registrant's new Class M Shares filed with Post-Effective Amendment #57 to the registration statement on April 27, 2001 and incorporated by reference herein.